Exhibit 10.1

SUMMARY OF COMPENSATION FOR
THE BOARD OF DIRECTORS OF
TAUBMAN CENTERS, INC.

Annual Retainer: $35,000, plus a grant of shares of Taubman Centers, Inc. (the “Company”) common stock having a fair market value on the date of grant equal to $15,000*

Charitable Matching Contribution: None. The existing $10,000 annual charitable matching contribution is terminated.

Meeting Fee (board meetings): $1,000 per meeting attended

Meeting Fee (board committee meetings): $1,000 per meeting attended

Annual Fee for Audit Committee Chair: $12,500

Annual Fee for Compensation Committee Chair: $7,500

Annual Fee for Nominating and Corporate Governance Committee Chair: $2,500

The Company also reimburses members of the Board of Directors for all expenses incurred in attending meetings or performing their duties as directors.

Members of the Board of Directors who are employees or officers of the Company or any of its subsidiaries do not receive any compensation for serving on the Board of Directors or any committees thereof.

Members of the Board of Directors may elect for their compensation to be deferred until a pre-selected date and paid in shares of the Company’s common stock.*

* The grant or issuance of shares of common stock is subject to the approval of the Company’s shareholders.

Adopted on December 7, 2004.